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                                                                    EXHIBIT 99.1


NEWS RELEASE                                                    [COMPUWARE LOGO]
COMPUWARE CORPORATION
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Corporate Headquarters
One Campus Martius o Detroit, MICHIGAN 48226
(313) 227-7300


FOR IMMEDIATE RELEASE
OCTOBER 11, 2005

          COMPUWARE CORPORATION ANNOUNCES PRELIMINARY FINANCIAL RESULTS

DETROIT--October 11 2005--Compuware Corporation (NASDAQ: CPWR) today announced preliminary financial results for its quarter ended September 30, 2005. Compuware estimates its fiscal 2006 second quarter revenues will be approximately $288 million. The company expects earnings for the quarter to be six cents.

The company expects new license revenue to be approximately $63 million. Maintenance revenue is expected to be approximately $108 million. Compuware expects revenue from professional services to be approximately $117 million.

"The second quarter proved to be a challenging one in regard to closing deals," said Compuware Chairman and CEO Peter Karmanos, Jr. "With that said, business activity remains robust and the pipeline is strong, which should bode well for the remainder of the fiscal year. As for where the weakness occurred during the quarter, at this point it appears that it was essentially across the board. We will have more details regarding these particulars on our upcoming earnings call. While we are, of course, disappointed with our results this quarter, especially considering the strength of our current pipeline, we remain optimistic about the business and are encouraged by our continued improvement in profitability. We, therefore, reaffirm our previously stated guidance for the year."

Compuware will announce final results for its fiscal 2006 second quarter on October 27, 2005.

COMPUWARE CORPORATION

Compuware Corporation (NASDAQ: CPWR) is a world leader in delivering software and services that enable businesses to manage their enterprises and maximize the value of their IT assets. Compuware solutions accelerate the development, improve the quality and enhance the performance of business-driving applications. Founded in 1973, Compuware serves the world's leading IT organizations, including more than 90 percent of the Fortune 100 companies. Learn more about Compuware at http://www.compuware.com/.

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PRESS CONTACT

Lisa Elkin, Vice President, Communications and Investor Relations,
+1-313-227-7345


Certain statements in this release that are not historical facts, including those regarding the Company's future plans, objectives and expected performance, are "forward-looking statements" within the meaning of the federal securities laws. These forward-looking statements represent our outlook only as of the date of this release. While we believe any forward-looking statements we have made are reasonable, actual results could differ materially since the statements are based on our current expectations and are subject to risks and uncertainties. These risks and uncertainties are discussed in the Company's reports filed with the Securities and Exchange Commission. Readers are cautioned to consider these factors when relying on such forward-looking information. The Company does not undertake, and expressly disclaims any obligation, to update or alter its forward-looking statements whether as a result of new information, future events or otherwise, except as required by applicable law.




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